Incentive Life 2000:
                              -------------------

     A.  Compensation on Base Policy (initial face amount):

                                       Up to                       Amounts Over
        Policy Year                   CTP (1)                          CTP
        -----------                   ---                              ---
           1st                          40%                            3%
     2nd through 10th                  8%(2)                          3%(3)
      11th and later                   3%(4)                          3%(4)

     Notes
     -----

     (1) CTP means Commissionable Target Premium. The CT is determined at issue and is based on the age, sex, smoker status and substandard ratings of the insured person and the policy's initial face amount. The CT will be reduced if the initial face amount is reduced.

     (2) Comprised of 6% renewal commission and 2% transferable service fee (TS). If agent does not meet certain production and persistency requirements, the applicable rate paid is 7% (5% renewal and 2%
     TSF).

     (3)  Comprised of 1% renewal commission and 2% TSF.

     (4)  Comprised of 2% TSF and 1% service fee boost for qualifying agents.

     B. Compensation on Face Amount Increases:

         Year After the                                             Amounts Over
            Increase                  Up to ICTP (1)                    ICTP
            --------                  --------------                    ----

               1st                         40%                          3%
        2nd through 10th                  8%(2)                        3%(3)
         11th and later                   3%(4)                        3%(4)

     Notes
     -----

     (1) An Incremental Commissionable Target Premium (ICTP) is established for each face amount increase for which a surrender charge is established on the policy. Premiums paid after such face amount increase are attributed to each such increase based on the proportion that the ICTP bears to the Total Commissionable Target Premium.

     (2) Comprised of 6% renewal commission and 2% TSF. If agent does not meet certain production and persistency requirements, the applicable rate paid is 7% (5% renewal and 2% TSF).

     (3) Comprised of 1% renewal commission and 2% TSF.

     (4) Comprised of 2% TSF and 1% service fee boost for qualifying agents.